Exhibit 99.3

CAI International, Inc. Announces New $300 Million Term Loan Facility.

SAN FRANCISCO, CA, December 23, 2010—CAI International, Inc. (CAI) (NYSE: CAP), one of the world’s leading lessors of intermodal freight containers, today reported that it has entered into a new $300 million, 6 year term loan agreement with a syndicate of banks.  The new term loan facility has an initial $185 million funding as of the closing date, with a delayed drawdown period on the unused commitment of up to 9 months from closing date.  The interest rate on the facility is floating, based on Libor + 3.00% and amortizes 2% per quarter based on the initial commitment amount.  Strong demand from banks led to an oversubscription of the mandated facility amount and an increase in the final facility size.

Masaaki (John) Nishibori, CEO of CAI, commented, “We are extremely excited about entering into this new financing.  This term loan has refinanced outstanding debt under our revolving credit facility and we now have in place $630 million of committed debt financing.  These two senior debt facilities, in conjunction with our recent equity raise, positions CAI to fully capitalize on the opportunities for investment and growth in 2011 as we try and serve our customers’ need for equipment.”

He continued, “We appreciate the support of ING Bank, N.V., as Global Coordinater, Mandated Lead Arranger and Physical Bookrunner and Wells Fargo Securities, LLC as Lead Arranger and Bookrunner for their leadership of this facility.  We also appreciated the participation of the new and existing banks in this new financing that enables us to have the capital to meet our investment needs for the coming year.”

About CAI International, Inc.

CAI is one of the world’s leading managers and lessors of intermodal freight containers.  As of September 30, 2010, the company operated a worldwide fleet of approximately 799,500 TEUs of containers through 12 offices located in 10 countries including the United States.

This press release contains forward-looking statements regarding future events and the future performance of CAI International, Inc. These statements are forward looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures to differ materially from current expectations including, but not limited to, utilization rates, expected economic conditions, availability of credit on commercially favorable terms or at all, potential availability of new credit facilities, customer demand, container investment levels, container prices, lease rates, increased competition, volatility in exchange rates, and others.  CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2009 and its interim reports on Form 10-Q and its reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release.  Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

Contact: Victor Garcia, Chief Operating Officer (415) 788-0100 vgarcia@capps.com